Exhibit 99.2

News
For Immediate Release

Contact:	Bill Hughes
Corporate Communications
(203) 319-4732
bhughes@imshealth.com
David R. Carlucci Named Chairman,
Chief Executive Officer and President of IMS Health,
David M. Thomas to Retire
FAIRFIELD, CT, Feb. 16, 2006 — The Board of Directors of IMS Health (NYSE: RX) today named David R. Carlucci as chairman, chief executive officer and president of the company, effective April 1, 2006. Mr. Carlucci currently is IMS’s chief executive officer and president.
     Mr. Carlucci, 51, succeeds David M. Thomas, 56, who is retiring from the IMS Health Board of Directors, effective March 31, 2006. Mr. Thomas served as chairman and chief executive officer of IMS from November 2000 until January 2005, when he assumed the role of executive chairman.
     “Dave Carlucci is an exceptional executive who I am confident will continue to accelerate our growth and expand IMS’s value to its clients,” said Mr. Thomas. “He has played a prominent role in broadening IMS’s information, analytics and consulting capabilities worldwide, and as a result, IMS is increasingly viewed by our clients as their strategic partner of choice. Under his leadership, we have achieved sustained profitable growth and strengthened our position in global markets.”

     Mr. Thomas added, “These past five years have been an exciting time in my professional life, and I’m proud of all that our talented, innovative IMS team has accomplished, and will continue to achieve in the months and years ahead.”
     Mr. Carlucci joined IMS as president and chief operating officer in October 2002, and was named CEO and president in January 2005. While at IMS, he has realigned the company’s global marketing function, enhanced global sales account management and built IMS’s consulting and services capabilities across all regions. In addition, Mr. Carlucci has played an important role in the development of market-driven, innovative offerings aligned around the core capabilities and activities common to virtually all pharmaceutical companies.
     Mr. Carlucci joined IMS after a 26-year career at IBM, where he rose to the position of general manager, IBM Americas. He holds a B.A. in political science from the University of Rochester and serves on the advisory board of Mitsui USA, America’s Group.
About IMS
     Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $1.8 billion in 2005 revenue and more than 50 years of industry experience, IMS offers leading-edge business intelligence products and services that are integral to clients’ day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed care and over-the-counter offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.
Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although IMS Health believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (ii) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms, (iii) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, (iv) regulatory, legislative and enforcement initiatives, particularly in the areas of medical privacy and tax, (v) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, and (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health’s customers operate. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company made from time to time with the Securities and Exchange Commission.